Exhibit 99.1

FOR FURTHER INFORMATION

AT iVOW:	AT FINANCIAL RELATIONS BOARD:

Michael H. Owens,MD,MPH,FACPE,CPE	Tony Rossi
President & CEO	Media Contact
mowens@ivow.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 854-8317

FOR IMMEDIATE RELEASE

August 15, 2005

iVOW REPORTS SECOND QUARTER RESULTS

CARLSBAD, CA, August 15, 2005 – iVOW, Inc. (NASDAQ: IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, today reported financial results for the second quarter ended June 30, 2005.

For the quarter ended June 30, 2005, the Company reported a net loss of $485,000, or $(0.05) per basic and diluted share, on revenues of $253,000, versus a net loss of $796,000, or $(0.10) per basic and diluted share, on revenues of $303,000 for the corresponding quarter of 2004.  For the six months ended June 30, 2005, iVOW reported a net loss of $1,443,000, or $(0.13) per share on revenues of $493,000, compared with a net loss of $1,699,000, or $(0.29) per share, on revenues of $903,000 for the same period of 2004.

Included in the reported net loss for the three and six months ended June 30, 2005 was a gain from discontinued operations of $129,000, or $0.01 per basic and diluted share, and $133,000, or $0.01 per basic and diluted share, respectively, compared to a loss from discontinued operations of $133,000, or $(0.02) per basic and diluted share, and $633,000, or $(0.10) per basic and diluted share, for the same periods in 2004.

Dr. Michael Owens, President and CEO of iVOW, said, “Despite a challenging operating environment caused primarily by changes in reimbursement and uncertainty related to the National Coverage Determination decision by Medicare on gastric bypass surgery, we were able to generate improvement in our financial results compared to the first quarter of 2005.  Our revenues increased 5.5% over the first quarter, which is attributable to the impact of our new management services agreement with Lenox Hill Hospital in New York City.  At the same time, we have been able to significantly reduce the Company’s cost structure and reduce our operating expenses by 28% from the previous quarter.

“We have continued to make progress in positioning iVOW as a leading resource for helping bariatric surgery programs achieve and maintain a ‘Center of Excellence’ designation that we believe is essential for success in the current reimbursement environment.  During the quarter, we had the opportunity to demonstrate the value of our management services during “Industry Night” at the American Society for Bariatric Surgery Conference.  We also recently announced the formation of our Clinical Advisory Group, which will help iVOW remain at the forefront of best practices in bariatric surgery program management.  Collectively, we believe these efforts have created a solid foundation that will enable us to attract additional clients as market conditions become more favorable,” said Dr. Owens.

Conference Call and Webcast

iVOW will hold a conference call with simultaneous webcast today, Monday, August 15th at 12:00 p.m. Eastern/9:00 a.m. Pacific.  The conference call will feature Dr. Michael Owens, President and Chief Executive Officer, and Howard Sampson, Chief Financial Officer, in a discussion of second quarter results and events.  Members of the public are invited to listen through the Investor Relations section of the Company’s web site, www.iVOW.com.  A replay will be available until August 22, 2005 at (800) 405-2236 passcode 11037160.

To be added to iVOW’s investor e-mail or fax lists, contact Tony Rossi via e-mail at trossi@financialrelationsboard.com  or via phone at 310-854-8317.

iVOW, inc.

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients. We also provide specialized vitamins to patients who have undergone obesity surgery. Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com. iVOW is the new corporate name of Vista Medical Technologies, Inc. iVOW is traded on the NASDAQ SmallCap Market under the stock symbol IVOW.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of Vista Medical.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: our ability to penetrate the market for obesity surgery management services; customer acceptance of our products and services; decisions by Medicare and carriers to provide coverage for bariatric surgical procedures; uncertainties related to our healthcare services business model; and our efforts to maintain compliance with the continued listing requirements of the Nasdaq SmallCap Market.  Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004.  We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

-financial tables to follow-

iVOW, Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		Restated		Audited

Revenues	$252,916	$302,911	$492,597	$902,715
Costs and expenses:
Cost of revenues	237,431	253,241	523,028	632,114
Product development	22,956	96,865	100,403	178,965
Sales and marketing	216,076	249,247	488,794	420,638
General and administrative	394,478	370,373	966,253	739,889
Total costs and expenses	870,941	969,726	2,078,478	1,971,606
Loss from operations	(618,025)	(666,815)	(1,585,881)	(1,068,891)
Other income, net	4,490	3,577	10,212	2,772
Loss from continuing operations	(613,535)	(663,238)	(1,575,669)	(1,066,119)
Gain (loss) from discontinued operations	128,588	(133,212)	132,644	(632,516)
Net loss	(484,947)	(796,450)	(1,443,025)	(1,698,635)
Accretion of dividends on preferred stock	(29,362)	(34,665)	(35,237)	(70,192)
Deemed dividends on redemption of preferred stock	—	(131,985)	—	(131,985)
Net loss applicable to common stockholders	$(514,309)	$(963,100)	$(1,478,262)	$(1,900,812)

Other comprehensive loss:
Net loss	(484,947)	—	(1,443,025)	—
Unrealized loss on available-for-sale securities	(330,800)	—	(479,660)	—
Total comprehensive loss	$(815,747)	$—	$(1,922,685)	$—

Loss per share basic and diluted:
Continuing operations	$(0.06)	$(0.10)	$(0.14)	$(0.19)
Discontinued operations	0.01	(0.02)	0.01	(0.10)
Net loss per common share applicable to common stockholders	$(0.05)	$(0.12)	$(0.13)	$(0.29)

Shares used in computing basic and diluted net loss per common share	11,062,346	7,728,995	11,049,175	6,495,282

Selected Condensed Balance Sheet Data

			June 30, 2005	December 31, 2004
				(Audited)

Cash and cash equivalents			$643,582	$1,969,561
Total current assets			1,074,120	2,646,106
Equipment, net			12,419	31,743
Total assets			1,913,539	3,984,509
Total current liabilities			585,067	751,013
Total stockholders’ equity			$1,328,472	$3,222,980